EXHIBIT 2



                             DATED AUGUST 22, 2003




                      (1)   THE PERSONS NAMED IN SCHEDULE 1

                             (2)   AGERE SYSTEMS INC.

                              (3)   MASSANA LIMITED






                    AGREEMENT FOR THE SALE AND PURCHASE OF

                      the entire issued share capital in
                                MASSANA LIMITED








                                  ARTHUR COX
                               Earlsfort Centre
                               Earlsfort Terrace
                                   Dublin 2





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                                   CONTENTS
CLAUSE
1       DEFINITIONS AND INTERPRETATION......................................1
2       SALE AND PURCHASE...................................................9
3       CONSIDERATION.......................................................9
4       CONDITIONS PRECEDENT...............................................14
5       COMPLETION.........................................................15
6       WARRANTIES.........................................................19
7       THE BUYER'S REMEDIES...............................................20
8       LIMITATIONS ON THE SELLERS' LIABILITY..............................21
9       CONFIDENTIAL INFORMATION...........................................21
10      USE OF INTELLECTUAL PROPERTY RIGHTS................................22
11      FURTHER UNDERTAKINGS BY KEY PERSONNEL..............................22
12      EXEMPTION FROM REGISTRATION; OTHER ACTIONS.........................24
13      ASSIGNMENT.........................................................25
14      ANNOUNCEMENTS......................................................25
15      COSTS..............................................................25
16      FURTHER ASSURANCE..................................................25
17      GENERAL............................................................25
19      NOTICES............................................................27
20      GOVERNING LAW AND JURISDICTION.....................................27
21      ENTIRE AGREEMENT...................................................27
22      COUNTERPARTS.......................................................28
SCHEDULE 1 - PART I  The Sellers (other than the Excluded Sellers) and the
             Shares
SCHEDULE 1 - PART II  The Excluded Sellers and the Shares

SCHEDULE 2
Information concerning the Company and each Subsidiary Undertaking

SCHEDULE 3
Items for delivery by the Sellers at Completion

SCHEDULE 4
Warranties

SCHEDULE 4
Warranties

SCHEDULE 5
Properties

SCHEDULE 6
Details of Registered Intellectual Property Rights

SCHEDULE 7
Indebtedness

SCHEDULE 8
Limitations of Liability

SCHEDULE 9
Information Statement


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AGREED FORM DOCUMENTS

1.      Tax Deed

2.      Disclosure Letter

3.      Lapsing Agreement

4. Deed of Removal and Appointment in relation to the Trustees of the Massana Design Limited Retirement and Benefit Plan

5.      Escrow Agreement

6.      Form S-3 Investor Questionnaire

7. Amendment Agreement to Service Agreements of each of Philip Curran and Brian Murray

8.      Acknowledgement of termination at Service Agreement of Brendan
        O'Flaherty

9.      Deed of termination of employment from Paul Costigan




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THIS AGREEMENT is made on August 22, 2003 BETWEEN:

(1)     THE PERSONS NAMED IN PART I AND II OF SCHEDULE 1 (the "Sellers");

(2) AGERE SYSTEMS INC. a company incorporated in the State of Delaware, USA, having its principal executive office at 1110 American Parkway NE, Allentown, Pennsylvania, 18109, USA (the "Buyer"); and

(3) MASSANA LIMITED a company incorporated in Ireland under registration number 213759 having its registered office at 5 Westland Square, Dublin 2, Ireland (the "Company");

BACKGROUND:

(A)     The Sellers are the legal and beneficial owners of the Shares.

(B) The Sellers have agreed to sell and the Buyer has agreed to purchase the Shares on the terms and subject to the conditions of this Agreement.

(C) The Shares represent the entire issued share capital of the Company.

IT IS AGREED as follows:-

1.      DEFINITIONS AND INTERPRETATION

        1.1 In this Agreement the following expressions shall have the following meanings namely:

               "1963 Act" means the Companies Act, 1963;

               "1990 Act" means the Companies Act, 1990;

               "1999 Act" means the Companies (Amendment) Act, 1999;

               "1999 No. 2 Act" means the Companies (Amendment) (No. 2) Act,
               1999;

               "2001 Act" means the Company Law Enforcement Act 2001;

               "Accounts" means the audited balance sheet as at the Last Accounting Date and the audited profit and loss account for the period ended on the Last Accounting Date of each Group Company together with the directors' reports and auditors' reports and includes all notes and other documents annexed thereto in accordance with any legal requirement or otherwise;

               "Agere Average Price per Share" means the average closing price per Agere Share as quoted on the NYSE for the five (5) trading days prior to (but not including) the date of this Agreement.

               "Agere Incentive Plan" means the Agere Systems Inc. 2001 Long Term Incentive Plan.


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               "Agere Shares" means Agere Systems Inc. Class A Common Stock, par value $0.01 per share.

               "Agreement" means this agreement and the schedules hereto;

               "Business" means the business carried on by the Group Companies at the Completion Date including but not limited to the design and development of and technical research and development in connection with, semi-conductors and integrated circuits, for Gigabit Ethernet transceivers;

               "Business Day" means a day other than a Saturday or Sunday or public holiday in Ireland or the United States of America;

               "Buyer's Group" means the Buyer and each of its subsidiaries including following Completion the Group;

               "Buyer's Solicitors" means Arthur Cox of Earlsfort Centre, Earlsfort Terrace, Dublin 2;

               "Completion" means completion of the sale and purchase of the Shares in accordance with this Agreement;

               "Completion Date" means the date on which Completion takes place as determined pursuant to clause 5;

               "Conditions" means the conditions specified in clause 4.1;

               "Connected Person" and "Connected" means a person who would be connected with another person for the purposes of Section 26 of the Companies Act, 1990 if that other person was a director of a company;

               "Confidential Information" means all information not at present in the public domain used in or otherwise relating to the business, customers or financial or other affairs of a Group Company including, without limitation, information relating to:

               (a) the marketing of any products or services including, without limitation, customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; and

               (b) future projects, business development or planning, commercial relationships and negotiations;

               "Consideration" means the aggregate consideration payable pursuant to clause 3.1.

               "Consultant" means any person who is engaged by any Group Company pursuant to a contract for services other than any service provider who is requested to provide services to any Group Company from time to time on an as required basis;


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               "Disclosure Letter" means the letter of today's date from the
               Warrantors to the Buyer in relation to the Warranties together with all the documents annexed thereto;

               "Dublin Property" means the Company's property at 5-7 Westland Square, Pearse Street, Dublin 2 more particularly described at paragraph 1 of the Schedule 5;

               "Employee" means a person who has entered into or works under a contract of employment with any Group Company and includes directors, temporary or permanent employees, full-time employees, part-time employees, agency workers and persona employed under fixed -term contracts;

               "Encumbrance" means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, conditional or instalment sale agreement, third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

               "Environment" has the meaning given to it in paragraph 21 of
               Schedule 4;

               "EURIBOR" means:

               (a) the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays an average rate of the Banking Federation of the European Union for the euro (currently page 2480) for one month at 11.00am (Brussels time) on the quotation date or, if such page or service ceases to be available, such other page or other service for the purpose of displaying an average rate of the Banking Federation of the European Union agreed by the parties; or

               (b) if no quotation for the relevant period is displayed and the parties have not agreed an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in the euro of an equivalent amount for such period at 11.00am (Brussels time) on the quotation date;

               "euro" or "EUR" means the currency unit of the participating Member States of the European Union as defined in Recital (2) of Council Regulation 974/98/EC on the introduction of the euro;

               "Excluded Sellers" means those persons named in Part II of
               Schedule 2;

               "Expert" means, an independent firm of internationally recognised chartered accountants to be agreed upon by the Sellers' Representative and the Buyer or, failing agreement, on the application of the Seller's Representative or the Buyer to be selected by the President for the time being of the Institute of Chartered Accountants in Ireland;

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               "First Release Date" means the date which is the first
               anniversary of Completion or if such date is not a Business Day, the next following Business Day;

               "Group" means the Company and each Subsidiary Undertaking for the time being and the term "Group Company" means any one of them;

               "Indebtedness" means any and all indebtedness of or in respect of the Company or the Subsidiary Undertakings at Completion, including bank overdrafts and other debts or amounts owed to any financial institution or any other party or parties, amounts due in respect of bills of exchange, letters of credit, promissory notes, debentures, factoring, credit, deferred payment and similar arrangements and agreements;

               "Information Technology" means all computer systems, communication systems, software and hardware owned or licensed by or to any Group Company;

               "Intellectual Property" means without limitation (i) all web pages, web sites, logos and domain names used, useful for or held for use in connection with the business, (ii) business or trade names, brand names, including the "Name", trademarks, service marks, certification marks, assumed names and other indicators of origin and slogans embodying business or product goodwill including any variations, derivations and combinations thereof, get-up, product endorsements or image rights, character merchandising and the right to publicity, (iii) any processes, formulae, directions, designs, plans, manuals, specifications, information, data, trade secrets,
               Know-How, semiconductor chip products constituting "mask works" as defined under European Communities (Protection of Topographies of Semiconductor Products) (Amendment) Regulations 1993 , et seq. writings and other and proprietary information, and (iv) all copyrights including copyright in software both in object code and source code form), computer programs (including operating software, application software, development environments, testing suites and other design and testing tools), and database rights, sui generis database rights, moral rights, inventions, inventor's certificates, invention disclosures, Patents and patent applications including supplementary protection certificates, petty patents, registered designs, utility models, design rights, semi-conductor topography rights, registrations, renewals, extensions, continuations, divisions or reissues, discoveries, processes, formulae, specifications, information, data, trade secrets, know-how, and proprietary information and all other intellectual and industrial property rights (of every kind and nature including all associated goodwill throughout the world and however designated whether or not the same are registered or capable of registration and all applications for, or for the protection of, any of the foregoing) whether arising by operation of law, contract, license or otherwise, rights in the nature of unfair competition rights, rights to sue for passing-off, the right to apply for any of them and all other information necessary for the technical exploration of any of the same and all registrations;

               "Intellectual Property Rights" means all Intellectual Property that is being or has been created or developed by or on behalf of any Group Company, or




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               used or held for use in the operation of the Business as
               currently conducted as of the Completion Date, or otherwise owned by any Group Company, used, useful for or held for use in connection with or material to the Business, including without limitation all variations, derivations and combinations;

               "Interest Rate" means EURIBOR plus 2% per annum;

               "Key Personnel" means Paul Costigan, Philip Curran, Brian Murray, Brendan O'Flaherty;

               "Know-How" means all information and techniques (not publicly known) owned by a Group Company or used, or required to be used, by a Group Company in, or in connection with, the Business, held in any form (including, without limitation, paper, electronically stored data, magnetic media, film and microfilm) including, without limitation, that comprised in or derived from drawings, data, reports, project reports, formulae, specifications, testing procedures, test results, component lists, instructions, manuals, brochures, catalogues and process descriptions, market forecasts, lists and particulars of customers and suppliers (excluding the Intellectual Property Rights in existence and further excluding know-how, processes and/or techniques which form part of the general and professional knowledge, skill and experience of the individual employees of the Group Companies and/or the Warrantors);

               "Lapsing Agreement" means the lapsing agreement in the agreed form to be entered into by each of the Option Holders;

               "Last Accounting Date" means 31st December 2002;

               "Management Accounts" means the unaudited profit and loss account and balance sheet and cashflow statement of each Group Company for the accounting period beginning on the next day following the Last Accounting Date and ended on 31st July 2003 and attached to the Disclosure Letter;

               "Massana Option Holders" means the holders of unexercised options pursuant to the Massana Option Plans.

               "Massana Option Plans" means the 1999 Irish Stock Option Plan and the 1999 US Stock Option Plan;

               "Massana Research" means Massana Research Limited;

               "NYSE" means the New York Stock Exchange;

               "Name" means "Massana";

               "Patents" means the patents and patent applications as more particularly listed in Schedule 6;

               "Planning Acts" means the Local Government (Planning & Development) Acts 1963 to 1999, the Planning & Development Acts 2000 and 2001, the Building Control Act 1990 and any statutory modification or re-enactment



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               thereof for the time being in force and any regulations or orders for the time being made thereunder;

               "Property" means the property or properties short particulars of which are set out in Schedule 5 and includes an individual property and a part of an individual property;

               "Property Schedule" means Schedule 5;

               "Reference Banks" means the principal Dublin offices of Allied Irish Banks, Bank of Ireland and Ulster Bank or such other banks agreed between the parties from time to time;

               "Release Dates" means the First Release Date, the Second Release Date and the Third Release Date;

               "Relevant Claim" means any Warranty Claim or claim under the Tax Deed.

               "Research Sellers" means Edmund Lalor, Ryan McWilliams, Jose Rodriguez, Ciaran McElroy, Gary Moloney, Sara Gallen and Ben O'Sullivan;

               "Research Shares" means shares in Massana Research Limited;

               "Second Release Date" means the date which is the second anniversary of Completion or if such date is not a Business Day, the next following Business Day;

               "Sellers' Representative" means Brian Murray, being one of the Sellers;

               "Sellers' Solicitors" means Matheson Ormsby Prentice;

               "Shares" means the entire issued share capital of the Company further particulars of which are set out in Schedule 1 and which are to be purchased by the Buyer under the terms of this Agreement;

               "Subsidiary Undertaking" means a subsidiary undertaking of the Company listed in Part 2 of Schedule 2 and "Subsidiary Undertakings" means all those subsidiary undertakings;

               "Tax" and "Taxation" means all forms of taxation, duties, imposts and levies and includes (without limiting the generality of the foregoing) corporation tax, corporation profits tax, advance corporation tax ("ACT"), capital gains tax, development land tax, rates, water rates, capital transfer tax, inheritance tax, gift tax, capital acquisitions tax, share transfer tax, residential property tax, value added tax, income tax, dividend withholding tax, pay related social insurance, national insurance contributions, amounts due under the PAYE or PRSI system, income or other levies, customs and excise duties any other import or export duties, stamp duty, stamp duty reserve tax, companies capital duty, tax on turnover or profits, sales tax, and any other amounts corresponding thereto and all other taxes, rates, levies, fines, duties or other fiscal impositions of any kind whatsoever, whether imposed by government, municipal or local authority or otherwise, or other sums paid in respect of Tax or Taxation (including in particular but without derogating from the generality of the foregoing any interest, fine, charge, surcharge or penalty) whether arising under the laws of Ireland or those of any other jurisdiction and whether incurred as principal, agent, trustee, indemnitor or otherwise, and regardless of whether such taxes, penalties, charges, levies, fines, surcharges and interest are directly or primarily chargeable against or attributable to the Company or any other person, firm or company and whether or not the Purchaser or the Company is or may be entitled to claim reimbursement thereof from any other person or persons;

               "Tax Authority" and "Taxation Authority" means the Revenue Commissioners, and any other local, municipal, governmental, state, federal or other fiscal authority or body anywhere in the world;

               "Tax Deed" means the deed of tax covenant in the agreed form between the Sellers, the Buyer and the Group Companies;

               "Tax Warranties" means the warranties contained in paragraph 6 of Schedule 4;

               "TCA" means Taxes Consolidation Act, 1997;

               "Territory" means (i) the island of Ireland; (ii) the United Kingdom; (iii) Spain; (iv) the United States of America or (v) anywhere else in world where the Business is conducted;

               "Third Release Date" means the date which is the third anniversary of Completion or if such date is not a Business Day, the next following Business Day;

               "US Securities Exchange Act" means the U.S. Securities and Exchange Act of 1934, as amended.

               "US Securities Act" means the U.S. Securities Act of 1933, as amended.

               "Warranties" means the representations and warranties contained in Schedule 4 and "Warranty" means any of them;

               "Warranty Claim" means a claim for breach of the Warranties and/or a claim pursuant to Clause 7.1(a) and/or a claim pursuant to Clause 7.1(c); and

               "Warrantors" means:

               (a) in respect of the Warranties in Part I of Schedule 4, the Sellers other than the Excluded Sellers; and

               (b) in respect of the Warranties in Part II of Schedule 4, all of the Sellers.

        1.2    In this Agreement:


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               (a)    words and expressions which are defined in the
                      Companies Acts 1963 to 2001 (the "Companies Acts") shall have the same meanings as are ascribed to them in the Companies Acts;

               (b) a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by the Seller's Representative and the Buyer;

               (c) a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement;

               (d) persons includes a reference to any body corporate, unincorporated association or partnership;

               (e) a person includes a reference to that person's legal personal representatives and successors;

               (f) a clause, Paragraph or Schedule, unless otherwise specified, is a reference to a clause, paragraph of or schedule to this Agreement;

               (g) reference to writing or similar expressions includes, unless otherwise specified, transmission by telecopier or comparable means of communication; and

               (h) any reference to a statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified.

        1.3 The headings in this Agreement shall not affect the interpretation of this Agreement.

        1.4 Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons include corporations.

        1.5 A reference in a Warranty in Schedule 4 to a person's knowledge, information, belief or awareness is deemed to include knowledge, information, belief or awareness which the person would have had if the person had made all usual and reasonable enquiries, in respect of the subject matter of such Warranty, of:

               (a)    each of the Key Personnel;

               (b) the following employees of the Group Companies, Chris Bleakley, Albert Molina, Jacobo Riesco, Luis de la Torre, Alfredo Gutierrez, Jose Gonzales, Carl Murray, Patrick Quirk, David Foley, Gerry McGlinchey or any other employees of the Group companies who have primary responsibility for the subject matter of the Warranty; and

               (c) the Group's solicitors, Matheson Ormsby Prentice and Gray Cary, the Group's auditors, PricewaterhouseCoopers and the Group's patent agents, John A O'Brien and Associates;

               enquiring in each case such person's view of the truth and accuracy of the matter warranted.

        1.6 Where any party to this Agreement is more than one person then (except in respect of Clauses 2, 5.10, 5.11, 5.12, 9, 10, 11, 12, 14, 16, Schedule 8 or where otherwise expressly provided in this Agreement and Clause 6 in the manner described in Clause 6.7 and Clause 7 in the manner described in Clause
               7):

               (a) the Warranties, agreements and obligations contained in this Agreement on the part of such parties shall be construed and take effect as joint and several Warranties, agreements and obligations and the act or default of any one of them shall be deemed to be the act or default of each of them;

               (b) reference to that party shall refer to each of those persons or any of them as the case may be; and

               (c) the benefits contained in this Agreement in favour of such party shall be construed and take effect as conferred in favour of all such persons collectively and each of them separately.

2.      SALE AND PURCHASE

        2.1 The Sellers severally agree to sell as legal and beneficial owners and the Buyer shall purchase the Shares free from all Encumbrances together with all rights of any nature whatsoever now or after the date of this Agreement attaching or accruing to them.

        2.2 Each Seller severally waives and shall procure that there will be waived before Completion, all rights of pre-emption and other restrictions on transfer over the Shares conferred on him or any other person under the articles of association of any Group Company or otherwise.

3.      CONSIDERATION

        3.1 Subject to the remaining provisions of this Clause 3, the aggregate consideration payable by the Buyer to Sellers for the Shares shall be up to 9,108,125 Agere Shares which shall consist of the Initial Consideration Shares and the Holdback Shares (together the "Aggregate Consideration Shares").

        3.2 The initial consideration for the Shares shall be 7,340,091 Agere Shares payable on Completion (the "Initial Consideration Shares"). Such Initial Consideration Shares shall be apportioned among the Sellers as set out in Section A of Parts I and II of Schedule 1.

        3.3 The additional Consideration for the Shares shall be up to 1,768,034 Agere Shares (the "Holdback Shares"). The Sellers other than the Excluded Sellers (the "Holdback Sellers") shall be entitled to receive the Holdback Shares on the Release Dates as set out in the remaining provisions of this Clause 3.

        3.4 No fractional Agere Shares will be issued in connection with this Agreement, but in lieu thereof, if any Seller would otherwise be entitled to receive a fraction of an Agere Share, such Seller will receive from the Buyer, promptly after Completion such number of Agere Shares as represent the next whole number of Agere Shares, and in the case of the First Release Date, the Second Release Date or the Third Release Date (as the case may be), each Holdback Seller shall be entitled to receive such number of Agere Shares as determined pursuant to the Escrow Agreement.

        3.5 The Buyer shall on Completion issue the Holdback Shares and the Holdback Sellers shall place the Holdback Shares with The Bank of New York as escrow agent (the "Escrow Agent") pursuant to the instructions set out in the escrow agreement entered into on Completion among the Sellers' Representative, the Buyer and The Bank of New York (the "Escrow Agreement").

        3.6 On the First Release Date, the Buyer shall authorise the Escrow Agent to transfer 589,345 Agere Shares to the Holdback Sellers, less :

               (a)    the Estimated Shares in respect of any Relevant
                      Claims notified to the Holdback Sellers prior to the First Release Date which on the First Release Date have not been finally resolved, lapsed, or withdrawn; and

               (b)    any Holdback Shares sold prior to the First Release
                      Date:

                      (i)    pursuant to Clause 3.10 to meet any Relevant
                             Claims;

                      (ii) pursuant to Clause 3.12 to meet the costs of any Expert determined to be borne by the Holdback Sellers pursuant to Clause 3.12; and/or

                      (iii) to meet the costs of the Escrow Agent to be borne by the Holdback Sellers pursuant to the Escrow Agreement.

        3.7 On the Second Release Date, the Buyer shall authorise the Escrow Agent to transfer 589,345 Agere Shares to the Holdback Sellers, less

               (a)    the Estimated Shares in respect of any Relevant
                      Claims notified to the Holdback Sellers, after the First Release Date but before the Second Release Date, which on the Second Release Date have not been finally resolved, lapsed or withdrawn; and

               (b) any Holdback Shares sold after the First Release Date but before the Second Release Date

                      (i)    pursuant to Clause 3.10 to meet any Relevant
                             Claims;

                      (ii) pursuant to Clause 3.12 to meet the costs of any Expert determined to be borne by the Holdback Sellers pursuant to Clause 3.12; and/or



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                      (iii)  to meet the costs of the Escrow Agent to be borne
                             by the Holdback Sellers pursuant to the Escrow Agreement.

        3.8 On the Third Release Date, the Buyer shall authorise the Escrow Agent to transfer 589,344 Agere Shares to the Holdback Sellers, less

               (a)    the Estimated Shares in respect of any Relevant
                      Claims notified to Holdback Sellers after the Second Release Date but before the Third Release Date which on the Third Release Date have not been finally resolved, lapsed or withdrawn; and

               (b) any Holdback Shares sold after the Second Release Date but before the Third Release Date

                      (i)    pursuant to Clause 3.10 to meet any Relevant
                             Claims;

                      (ii) pursuant to Clause 3.12 to meet the costs of any Expert determined to be borne by the Holdback Sellers pursuant to Clause 3.13; and/or

                      (iii) to meet the costs of the Escrow Agent to be borne by the Holdback Sellers pursuant to the Escrow Agreement.

               plus, any remaining Holdback Shares which have not been released to the Holdback Sellers prior to the Third Release Date and are not comprised in the Estimated Shares for the purposes of Clause 3.8(a) above.

        3.9 If any Relevant Claim arises and is notified by the Buyer to the Holdback Sellers by notice given on or before the First Release Date, Second Release Date or Third Release Date, as the case may be, such number of Holdback Shares as equals the Estimated Shares in respect of each Relevant Claim shall be retained by the Escrow Agent in accordance with Clauses 3.6 to
               3.8 until such Relevant Claim is finally resolved, lapsed, failed or withdrawn (or deemed lapsed, failed or withdrawn) whereupon such Estimated Shares shall then be dealt with in accordance with Clause 3.10 or Clause 3.11.

        3.10 If any Estimated Shares are retained by the Escrow Agent in respect of a Relevant Claim, when that claim is finally resolved, the Seller's Representative shall within 5 Business Days of such resolution instruct the Escrow Agent to sell such number of the Estimated Shares which have been so retained in respect of the Relevant Claim in question as equals the amount agreed or determined as payable to the Buyer in respect of the Relevant Claim. If the value of the Estimated Shares retained in respect of such Relevant Claim is less than the amount so agreed or determined as payable to the Buyer in respect of the Relevant Claim, the Buyer shall as soon as possible, following receipt by the Buyers of the proceeds of the sale of the Estimated Shares, notify the Seller's Representative and the Escrow Agent of the amount which remains undischarged in respect of such Relevant Claim (the "Shortfall"). The Sellers' Representative shall within 5 Business Days of being notified by the Buyer of the Shortfall, instruct the Escrow Agent to sell such number of Holdback Shares as are necessary to satisfy the amount of the Shortfall or if there are insufficient Holdback Shares available for sale to satisfy the amount of the Shortfall, all of the Holdback Shares available to be sold to satisfy Relevant Claims. The proceeds of any sale of Estimated Shares and/or Holdback Shares by the Escrow Agent pursuant to this Clause 3.10 shall be paid forthwith by the Escrow Agent to the Buyer. Any payments received by the Buyer from the Escrow Agent from the sale of such Estimated Shares and/or Holdback Shares in respect of a Relevant Claim shall be a complete discharge of the amounts agreed or determined as payable to the Buyer in respect of that Relevant Claim:

        3.11 If any Estimate Shares are retained by the Escrow Agent in respect of Relevant Claims and the Relevant Claim is either withdrawn or lapses or fails (or is deemed to have been withdrawn or lapsed or failed) or is finally resolved or if following the discharge of a Relevant Claim pursuant to Clause 3.10, there remains unsold any amount of the Estimated Shares in respect of such Relevant Claim, the Sellers' Representative shall instruct the Escrow Agent to transfer to the Holdback
               Sellers:

               (a) if the Relevant Claim was notified prior to the First Release Date, and is withdrawn or lapsed or failed or finally resolved following the First Release Date, such number of the Estimated Shares which have not been sold pursuant to Clause 3.10 as is equal to 589,345 Agere Shares minus the number of Holdback Shares transferred to the Holdback Sellers on the First Release Date and minus such Estimated Shares sold pursuant to Clause 3.10 in respect of such Relevant Claim, or if the number of such unsold Estimated Shares is less, such lesser number;

               (b) if the Relevant Claim was notified prior to the Second Release Date, and is withdrawn failed or lapsed or failed or finally resolved following the Second Release Date, such number of the Estimated Shares which have not been sold pursuant to Clause 3.10, as is equal to 589,345 Agere Shares minus the number of Holdback Shares transferred to the Holdback Sellers on the Second Release Date and minus the number of Estimated Shares sold in respect of such Relevant Claim pursuant to Clause 3.10, or if the number of such unsold Estimated Shares is less, such lesser number; and

               (c) if the Relevant Claim was notified prior to the Third Release Date, and after the Third Release Date is either withdrawn, failed or lapsed or finally resolved following the Third Release Date, such number of the Estimated Shares which have not been sold pursuant to Clause 3.10 in respect of such Relevant Claim shall be transferred to the Holdback Sellers.

        3.12 Within 21 Business Days of notifying the Holdback Sellers of a Relevant Claim, the Buyer shall notify the Sellers' Representative of the amount, in its reasonable opinion, of the pre-estimate of such Relevant Claim (the "Pre-Estimate"). Such notification shall include a schedule supporting the Buyer's opinion of the Pre-Estimate together with relevant supporting documentation. The Sellers' Representative shall notify the Buyer within 21 Business Days of receiving each such notice from the Buyer if it disagrees with the Buyer's Pre-Estimate of the Relevant Claim in question and in so doing, shall set out the amount, in its reasonable opinion, of the Pre-Estimate of such Relevant Claim. Such notification shall include a schedule supporting the Sellers' Representative's opinion of the Pre-Estimate together with relevant supporting documentation. The Buyer and the Sellers' Representative shall seek to agree the relevant Pre-Estimate and, failing agreement within 21 Business Days of the date of the notice given by the Sellers' Representative under this Clause 3.12 that it disagrees with the Buyer's notification of the Pre-Estimate, either the Seller's Representative or the Buyer shall be entitled to refer the matter to an Expert and shall request that the Expert determines the Pre-Estimate of such Relevant Claim within 21 Business Days of receiving the reference. The Expert shall be instructed by the appointing party to report his determination in respect of the Pre-Estimate by notice in writing to the Seller's Representative and the Buyer. In determining the Pre-Estimate, the Expert shall act as an expert and not as an arbitrator and the Parties agree that the Expert's decision in relation to the Pre-Estimate for the purposes of Clause 3 shall be final and binding. In determining the costs of any reference to him pursuant to this Clause 3.12, the Expert shall apply the general principle that:

               (a) if the Expert determines that the Pre-Estimate is equal to or greater than the amount notified by the Buyer, the costs shall be borne by the Holdback Sellers;

               (b) if the Expert determines that the Pre-Estimate is equal to or less than the amount notified by the Sellers' Representative, the costs shall be borne by the Buyers; and

               (c) if the Expert determines that the Pre-Estimate is an amount between the amount notified by the Buyer and the amount notified by the Sellers' Representative, the costs shall be apportioned equally between the Buyer and the Holdback Sellers.

               The Expert shall notify in writing each of the Sellers' Representative and the Buyer of the amount, if any, of his costs to be borne by the Holdback Sellers and the Buyer. Within 5 Business Days of any such notification from the Expert as to his costs which determines that some or all of his costs are to be borne by the Holdback Sellers, the Sellers' Representative shall instruct the Escrow Agent to sell such number of Holdback Shares as equals the amount of such costs to be borne by the Holdback Sellers and to pay such amounts to the Expert.

        3.13 For the purposes of this Clause 3, the Estimated Shares in respect of a Relevant Claim shall be such number of Holdback Shares as equals A divided by B where:

               (a) A is either the Pre-Estimate of the Relevant Claim as notified by the Buyer pursuant to clause 3.12 or if the Sellers' Representative gives a notification that it disagrees with the Pre-Estimate, the amount so agreed, or in the event of failure to reach agreement, the amount so determined by the Expert pursuant to clause 3.12; and

               (b) B is the average closing price per Agere Share as quoted on the NYSE five trading days prior to notification (excluding the date of notification) by the Buyer to the Sellers' Representative of the Relevant Claim.

        3.14 The giving of notice or the failure to give notice pursuant to clause 3.12 and 3.13 shall not in any way be construed as regards the Holdback Sellers or the Buyer as an acceptance or denial of any liability in respect of the Relevant Claim and shall be entirely without prejudice to any subsequent litigation arising out of such Relevant Claim.

        3.15 Any transfers of Holdback Shares to the Holdback Sellers by the Escrow Agent shall be distributed to the Holdback Sellers in accordance with the proportions set out in Section B of Part I of Schedule 1.

        3.16 For all the purposes of this Clause 3, "finally resolved" shall mean (i) agreed in writing between the Buyer and the Holdback Sellers; or (ii) finally determined by a court of competent jurisdiction and either there is no right of appeal or the time for appeal has expired.

        3.17 For all purposes of this Clause 3 and for measuring the value of the Holdback Shares on the sale of any Holdback Shares by the Escrow Agent withheld by the Escrow Agent, such value shall be measured with reference to the net proceeds obtained by the Escrow Agent for any such sale.

        3.18 A Relevant Claim shall be notified for the purposes of this Clause 3 if in the case of a Warranty Claim, it is made in accordance with Schedule 8 and in the case of a claim under the Tax Deed, it is made in accordance with the Tax Deed.

4.      CONDITIONS PRECEDENT

        4.1 Completion is subject to and conditional upon the following conditions being satisfied, or waived by the Buyer, on or before the date set for Completion in accordance with clause 5.

               (a)    Satisfactory due diligence;

               (b)    Such third party consents, approvals,
                      authorisations or releases (if any) as are necessary for the completion of the sale and transfer of the Shares being obtained by the Sellers and the Buyer as the case may be;

               (c) The Statutory Books of the Group Companies being written up to the satisfaction of the Buyer;

               (d) The consent of Enterprise Ireland under grant agreements in place with the Company, to the proposed transaction and confirmation in a form satisfactory to the Buyer that there has been no breaches of the terms of these grants;

               (e) All outstanding loan stock issued by any Group Company being converted into shares in the Company;

               (f) All warrants to subscribe for shares in any Group Company having been exercised or waived;

               (g)    Each of the Option Holders executing a Lapsing
                      Agreement in respect of their unexercised options in the Massana Option Plans;

               (h) A Deed of Removal and Appointment in relation to such of the Trustees of the Massana Design Limited Retirement and Death Benefits Plan as is required by the Buyer;

               (i) A letter of confirmation from each of the members of the Massana Design Limited Retirement and Death Benefits Plan that the current employer contribution rate is 6.25%;

               (j) Official confirmation of the filing a certificate of correction of with the US Patent Office in respect of the error in the assignee name in US Patent 6334179 from `Massana Research Limited' to `Massana Research Limited' and such change to be noted on the official assignment record and paying a correction fee in respect thereof;

               (k) Official confirmation of payment of the renewal fee and applicable surcharge in respect of Year 8 of Patent GB 2309346 which was due on 1 August 2003;

               (l) Duly executed letters of resignation or termination agreements on terms satisfactory to the Buyer from each of Paul Costigan and Brendan O'Flaherty;

               (m) Duly executed Amendment Agreement in relation to the amendment of Philip Curran's and Brian Murray's service agreements to provide for termination on notice;

               (n) Any shareholders in the Subsidiary Undertakings apart from the Company are to transfer their shares to the Company. All directors of the Company and the Subsidiary Undertakings to resign in accordance with clause 5.4;

               (o) Letter of consent from Banco Santander in relation to the Spanish equipment leases on terms satisfactory to the Buyer;

        4.2 If at any time the Sellers or the Buyer become aware of a fact or circumstance that might prevent a condition set out in clause 4.1 being satisfied, it shall immediately inform the other party.

5.      COMPLETION

        5.1 Completion shall take place at the offices of the Buyer's Solicitors on the date of this Agreement.

        5.2 At Completion, the Sellers shall deliver or procure to be delivered to the Buyer those items set out in Schedule 3.

        5.3 The Sellers shall procure that the directors of the Company shall convene and at Completion hold a meeting of the board of directors of the Company and the Group Companies (where necessary) at which the directors shall, inter alia,

               (a) vote in favour of the registration of the Buyer and its nominee(s) as member(s) of the Company in respect of the Shares (subject to the production of duly stamped transfers);

               (b) revoke all existing mandates for the operation of bank accounts and issue new mandates giving authority to persons nominated by the Buyer;

               (c) change the registered office of the Company to such place as is nominated by the Buyer;

               (d) change the financial year end of the Company to a year ending on 30th September of each year;

               (e) appoint such persons as the Buyer may nominate as directors, secretary and auditors of the Company with immediate effect and approve the resignations of such persons as directors, secretary and auditors as may be required by the Buyer;

               (f) approve and authorise the execution by the Company of the Tax Deed.

        5.4 The Company and the Sellers shall procure that immediately following the board meeting referred to in clause 5.3, meetings of the boards of directors of each Subsidiary Undertaking are convened to inter alia,

               (a) approve the transfer of any shares in Subsidiary Undertakings not held by the Company, to the Company or a nominee of the Buyer; and

               (b) transact (mutatis mutandis) such of the matters referred to in clause 5.3 as the Buyer may require.

        5.5    Each Seller shall procure at Completion:

               (a) the discharge of all monies owing to each Group Company (whether then due for payment or not) by such Seller or director of any Group Company or by any of them or any Connected Person;

               (b) the release of any and all guarantees or indemnities or security given by any Group Company for or on behalf of such Seller or for or on behalf of any director of any Group Company or for or on behalf of any of them or any Connected Person.

        5.6    Each Seller shall:

               (a) assign and/or deliver to a Group Company any asset whatever (including bank balances, agencies or appointments) in his name or in the name of a company or companies controlled by him which asset is related to the Business of any Group Company carried on at Completion;

               (b) irrevocably waive any claims against any Group Company its agent, or employees which he may have outstanding at Completion.

        5.7    At Completion the Buyer shall:

               (a) allot the Initial Consideration Shares to the Sellers in the proportions set out in Schedule 1 and shall provide that the Initial Consideration Shares are issued in the name of such of the Sellers as soon as practicable after allotment, the Aggregate Consideration Shares having been authorised for listing on the New York Stock Exchange, subject to official notice of issuance;

               (b) deliver to the Sellers' Solicitors the Tax Deed duly executed by the Buyer.

        5.8 At Completion, each of the Sellers (other than the Excluded Sellers) thereto shall enter into the Tax Deed.

        5.9    The Buyer shall not be obliged to complete this Agreement unless:

               (a) the Sellers comply fully with all their obligations under clauses 4 and 5; and

               (b) the purchase of all of the Shares is completed in accordance with the provisions of this Agreement on the Completion Date.

        5.10 Each of the Excluded Sellers and Powerscourt Nominees Limited hereby severally undertake and covenant to the Buyer in relation to the Shares they are selling hereunder that they :

               (a) will exercise all rights attaching to their shares or exercisable by them in their capacity as members of the Company on the instructions of the Buyer and without prejudice to the generality of the foregoing this shall include the exercise of rights of attending at, voting at, consenting to short notice of; or requisitioning or joining in the requisition of any general, class or other meeting and the execution and delivery of all deeds and instruments in connection with their shares;

               (b) undertake and agree not, save upon the written request of the Buyer, to exercise any rights attaching to their shares exercisable by them in their capacity as members of the Company or to appoint any other person to exercise such rights;

               (c) undertake and agree, save as may be provided to the contrary in the Agreement, that any monies, securities or other benefits, or notices, documents or other communications which may be received after the date hereof by any of the Excluded Sellers or Powerscourt Nominees Limited (including any officer, employee, banker or other agent thereof) from the Company or any third party in respect of their shares or in any of the Excluded Sellers' or Powerscourt Nominees Limited capacity as a member of the Company shall be received by the Excluded Sellers or Powerscourt Nominees Limited (including as aforesaid) and held in trust for the Buyer and, without prejudice to the generality of the obligations imposed by the foregoing, promptly to procure the forwarding to the Buyer all such benefits or communications and to account to the Buyer for all benefits arising therefrom; and

               (d) declare that such covenants in Clauses 5.10(a), 5.10(b) and 5.10(c) above shall cease and determine for each of the Excluded Sellers and Powerscourt Nominees Limited upon their ceasing to be members of the Company by registration in the register of members of the Company of the Buyer or its nominee as owner of their shares, but without prejudice to any power exercised prior to such date and shall not, save as may be required by law, terminate on the commencement of any winding up of any of the Excluded Sellers or Powerscourt Nominees Limited or appointment of any administrator or receiver and shall, save as aforesaid, in connection with the shares be accordingly binding upon any liquidator, administrator or receiver.

        5.11 Each of the Research Sellers hereby severally undertake and covenant to the Company in relation to the Research Shares they have agreed to sell to the Company as a condition precedent to this Agreement that they :

               (a) will exercise all rights attaching to their shares or exercisable by them in their capacity as members of Massana Research on the instructions of the Company and without prejudice to the generality of the foregoing this shall include the exercise of rights of attending at, voting at, consenting to short notice of; or requisitioning or joining in the requisition of any general, class or other meeting and the execution and delivery of all deeds and instruments in connection with their shares;

               (b) undertake and agree not, save upon the written request of the Company, to exercise any rights attaching to their Research Shares exercisable by them in their capacity as members of Massana Research or to appoint any other person to exercise such rights;

               (c) undertake and agree, save as may be provided to the contrary in the Agreement, that any monies, securities or other benefits, or notices, documents or other communications which may be received after the date hereof by any of the Research Sellers (including any banker or other agent thereof) from Massana Research or any third party in respect of their shares or in any of the Research Sellers' capacity as a member of Massana Research shall be received by Massana Research (including as aforesaid) and held in trust for the Company and, without prejudice to the generality of the obligations imposed by the foregoing, promptly to procure the forwarding to the Company all such benefits or communications and to account to the Company for all benefits arising therefrom; and

               (d) declare that such covenants in Clauses 5.11(a), 5.11(b), and 5.11(c) above shall cease and determine for each of the Research Sellers upon their ceasing to be members of Massana Research by registration in the register of members of Massana Research of the Company or its nominee as owner of their shares or through a redemption of the Research Shares by the Company, but without prejudice to any power exercised prior to such date and shall not, save as may be required by law, terminate on the commencement of any winding up of any of the Research Sellers or appointment of any administrator or receiver and shall, save as aforesaid, in connection with the shares be accordingly binding upon any liquidator, administrator or receiver.

        5.12 Each of the Sellers and the Buyer shall, within five Business Days of Completion, give to each Group Company such notice as is required by section 53 of the Companies Act, 1990.

6.      WARRANTIES

        6.1 The Warrantors hereby represent and warrant to and undertake with the Buyer in relation to each Group Company, that each of the Warranties set out in Schedule 4 is, true, accurate and not misleading at the date of this Agreement.

        6.2 The Warrantors acknowledge that the Buyer is entering into this Agreement in reliance (inter alia) upon each of the Warranties.

        6.3 The Warranties (other than Warranty 5) are qualified by the facts and circumstances fairly, accurately and specifically disclosed in the Disclosure Letter. Claims may be made by the Buyer under the Warranties whether or not the Buyer knew or could have discovered (whether by any investigation made by it or on its behalf into the affairs of each Group Company or otherwise) prior to signing this Agreement that any of the Warranties have not been complied with or carried out or are otherwise untrue or misleading. The Warrantors may not invoke the Buyer's knowledge (actual, constructive or imported) of a fact or circumstance which might make a Warranty untrue, inaccurate, incomplete or misleading as a defence to a claim for breach of clause 6.1.

        6.4 The Warrantors agree with the Buyer that the Warrantors shall waive and not enforce any right which the Warrantors may have in respect of any misrepresentation, inaccuracy, neglect or omission in or from any information or advice supplied or given by any Group Company or any officer, employee or adviser of or to any Group Company for the purpose of assisting the Warrantors to give any of the Warranties or to prepare the Disclosure Letter.

        6.5 Each of the Warranties shall be construed separately and independently and (except where the Agreement expressly provides otherwise) shall not be limited or restricted by reference to or inference from a provision of this Agreement or another Warranty.

        6.6 The rights and remedies of the Buyer in respect of a breach of any of the Warranties shall not be affected by the sale and purchase of the Shares.

        6.7 The liability of the Warrantors for breach of any Warranty shall be joint and several with the exception of

               (a)    a breach of the Warranties contained in Part II of
                      Schedule 4 in which case the liability of the Warrantors shall be several; or

               (b) a claim in respect of a breach of any Warranty notified to the Warrantors after the third anniversary of Completion, in which case the liability of the Warrantors shall be several.

7.      THE BUYER'S REMEDIES

        7.1 Subject to clause 7.2, the Sellers shall indemnify and keep indemnified the Buyer (for itself and as trustee for the benefit of each Group Company) from and against any and all losses, costs, damages, liabilities, obligations, impositions, assessments, fines, penalties, deficiencies and expenses arising from claims, demands, actions, causes of action, and proceedings (including any liability to Taxation) including, without limitation, reasonable legal and other professional costs and fees arising out of :

               (a)    Any breach of Clause 6.1;

               (b) Any breach or default by the Sellers of any of the covenants or agreements given or made by any of them in this Agreement; and

               (c) Any breach or default by the Sellers' Representatives of his obligations pursuant to Clause 3.

        7.2    In relation to Clause 7.1, the following shall apply:

               (a) in the case of a breach of Clause 6.1 arising from a breach of the Warranties in Part I of Schedule 4, the Excluded Sellers shall have no liability;

               (b) in the case of a breach of Clause 6.1 arising from a breach of the Warranties in Part II of Schedule 4, the Sellers shall be severally liable;

               (c) in the case of a breach of Clause 6.1 which is notified to the Warrantors in accordance with Schedule 8 after the third anniversary of Completion, the Sellers shall be severally liable;

               (d) in the case of a breach or default of any of the covenants or agreements given or made by the Sellers in this Agreement (other than a breach of Clause 6.1), the Sellers shall be severally liable;

               (e) in the case of a claim in respect of Clause 7.1(c), the Sellers (other than the Excluded Sellers) shall be jointly and severally liable.

        7.3 Without prejudice to any other right or remedy of the Buyer under this Agreement or otherwise all sums payable by the Warrantors, under this Agreement shall bear interest at the Interest Rate from the date of claim until the date of payment (before as well as after judgment).

        7.4 The Warrantors shall pay to the Buyer any amount required to be paid pursuant to Clause 7.1(b) as cleared funds, or at the option of the Buyer, discharge directly the underlying liability, within 30 days of receipt of notice of the subject matter or, if later, on the day before the due date for settlement or discharge of the liability the subject matter of the claim.

        7.5 To the extent that the Buyer makes a claim under Clauses 7.1(a) and such claim comprises a Non Escrow Claim (as defined in paragraph 1(a)(i)(B) of Schedule 8), the Warrantors shall pay to the Buyer any amount required to be paid pursuant to Clause 7 as cleared funds or, at the option of the Buyer, discharge directly the underlying liability, within 30 days of receipt of notice of the subject matter or, if later, on the day before the due date for settlement or discharge of the liability the subject matter of the claim.

        7.6 To the extent that the Buyer makes a Warranty Claim and such Warranty Claim comprises an Escrow Claim (as defined in paragraph 1(a)(i)(A) of Schedule 8) the Warrantors' liability shall be discharged in accordance with Clause 3.

8.      LIMITATIONS ON THE SELLERS' LIABILITY

        8.1 The liability of the Warrantors shall be limited in accordance with the following provisions of this Clause 8 and
               Schedule 8.

        8.2 No liability shall attach to the Warrantors for a Warranty Claim (other than in respect of paragraph 5 of the Warranties) unless the aggregate amount of all liabilities of the Warrantors in respect of Relevant Claims shall have exceeded the total sum of EUR 250,000 (the "De Minimus") whereupon the Warrantors shall be liable for the entire amount of such liabilities and not merely the excess.

        8.3 The Buyer shall be entitled to make Warranty Claims in respect of paragraph 5 of the Warranties notwithstanding that any such Warranty Claims do not individually or collectively exceed the De Minimus.

        8.4 Any payment by the Warrantors to the Buyer pursuant to the Relevant Claims shall be deemed to be a reduction of the Consideration payable hereunder.

9.      CONFIDENTIAL INFORMATION

        9.1 Each Seller shall not and shall procure that no body corporate controlled by it shall, at any time after the date of this Agreement, make use of or disclose for their own benefit or for or on behalf of or to any other person any Confidential Information or Know How which may be within or may come to their knowledge.

        9.2 Each Seller shall not and shall procure that any body corporate controlled by it, will use all reasonable endeavours to prevent the disclosure of any Confidential Information.

        9.3    Clause 9.1 shall not apply to:

               (a) disclosure of any Confidential Information to officers or employees of the Buyer or any Group Company whose province it is to know about the Confidential Information;

               (b) disclosure of any Confidential Information which is already in the public domain (save where such Confidential Information is in the public domain as a result of a breach of any confidentiality obligations);

               (c) disclosure of any Confidential Information required by law or by a recognised stock exchange or in pursuance of any Seller's obligations as general partner or manager of any investment fund or partnership to disclose Confidential Information to that investment fund or partnership;

               (d) disclosure of any Confidential Information to any professional adviser for the purpose of advising the Sellers and on terms that this clause 9 shall apply to any use or disclosure by the professional adviser;

10.     USE OF INTELLECTUAL PROPERTY RIGHTS

        Each Seller shall not, and shall procure that no body corporate controlled by it will, either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly use in connection with any business which competes, directly or indirectly, with any part or all of the Business or a Group Company, any of the Intellectual Property Rights or Know How in particular, a name including the words Massana or use anything which is intended or is likely to be confused with the Name.

11.     FURTHER UNDERTAKINGS BY KEY PERSONNEL

        11.1 The Key Personnel severally undertake that they shall not and shall procure that no body corporate controlled by them will, either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly:

               (a) for a period of two years after the Completion Date carry on, or be engaged, concerned or interested in, or assist, any business competing, directly or indirectly, with the Buyer or any member of the Buyer's Group or any part or all of the Group Companies, which in either case, is carrying on the Business in the Territory.

               (b) for a period of two years after the Completion Date in competition with the Buyer or any member of the Buyer's Group or any part or all of the Group Companies, which in either case, is carrying on or being engaged in the Business either seek to procure orders from, or do business with, or procure directly or indirectly any other person to seek to procure orders from or do business with, any person who has been a customer of any Group Company in any part or all of the Business at any time during the period of one year before the date of this Agreement;

               (c) for a period of two years after the Completion Date engage, employ, solicit, or contact with a view to the engagement or employment by any person, any employee, officer or manager of any Group Company;

               (d) do or say anything which is harmful to the reputation of any Group Company;

               (e) for a period of two years after the Completion Date seek to contract with or engage in competition with the Buyer or any member of the Buyers Group or any part or all of the Group Companies, which in either case, is carrying on or being engaged in the Business, in such a way as to adversely affect the business of any Group Company as carried on at the date of this Agreement, any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to any part or all of the Group Companies carrying on or being engaged in with the Business at any time during the period of one year before the date of this Agreement;

               with the intent that each of the foregoing provisions of this clause 11.1 shall constitute an entirely separate and independent restriction on the Sellers.

        11.2   The undertakings in clause 11.1 shall

               (a) not prevent any Key Personnel after he ceases to be employed by any of the Group Companies from becoming an employee or contractor of any company or business in circumstances where his duties or obligations do not compete with the Business;

               (b) terminate upon the Group Companies (or any of them) ceasing to carry on or be engaged in the Business save where such cessation is as a result of the Buyer or any member of the Buyer's Group being engaged in the Business; and

               (c) not prevent any Key Personnel from being engaged in, connected with, interested in, or assisting with any business involved in semi-conductor and integrated circuit design, manufacture, research or development so long as any such business is not in competition with the Business, it being accepted that for the purposes of this Clause 11.2.(c) the term "Business" is not intended to nor shall it be construed as being or including the generic business of semi-conductor and integrated circuit design, manufacture, research or development.

        11.3 It is agreed between the parties that, whilst the restrictions set out in clause 11.1 are considered fair and reasonable, if it should be found that any of the restrictions be void or unenforceable as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the periods of time, geographical limits or ranges of activities set out in clause 11.1 it would not be void or unenforceable then there shall be substituted such next less extensive period or limit or activity or such deletions shall be made as shall render clause 11.1 valid and enforceable.


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12.     EXEMPTION FROM REGISTRATION; OTHER ACTIONS

        12.1 The Agere Shares to be issued in connection with this Agreement will be issued in a transaction exempt from registration under the US Securities Act by reason of Section 4(2) thereof. The Buyer shall use its reasonable efforts to prepare, file and cause to become effective, as promptly as practicable after the Buyer shall have received all relevant information to be provided by the Company and the Sellers in connection with such filing, but in any event not later than 75 days following the receipt of all such information, on Form S-3 or such other form as may be appropriate to be filed with the US Securities and Exchange Commission by the Buyer under the US Securities Act (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") covering the public resale of such shares of Agere Shares to be issued in connection with the Agreement, and the Buyer shall use its reasonable efforts to keep the registration statement effective until the first anniversary of the Completion Date. The Buyer will notify the Sellers' Representative of the Registration Statement becoming effective within five Business Days of such event. Any such registration shall be subject to the customary terms and conditions used in connection with resale prospectuses; provided that if the Buyer determines that sales under the Registration Statement would require disclosure of non-public information material to the Buyer at a time when the Buyer desires not to disclose such information, the Buyer may, upon notice to the Sellers' Representative, suspend on one or more occasions and for a period not to exceed 30 consecutive days at any one time and 120 days in the aggregate the right of the Sellers to effect resales, pursuant to such Registration Statement, of such of the Agere Shares issued in connection with the Agreement, and the Buyer agrees to promptly notify the Sellers' Representative prior to the expiration of such period of the date on which the Sellers may again effect resales under the Registration Statement. All fees, disbursements and out-of-pocket expenses and costs incurred by the Buyer in connection with the preparation and filing of the Registration Statement and in complying with applicable securities and Blue Sky laws (including, without limitation, all attorneys' fees of the Company) shall be borne by the Buyer. The Sellers shall bear the cost of underwriting and/or brokerage discounts, fees and commissions, if any, applicable to the registrable securities being registered and the fees and expenses of its counsel.

        12.2 Each party hereto agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other parties hereto with copies of written communications received by such party, or any of its Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the US Securities Exchange Act), from, or delivered by any of the foregoing to, any governmental or regulatory authority, domestic or foreign, relating to or in respect of the transactions contemplated under this Agreement.

        12.3 Each Seller agrees not to engage in any hedging transactions with regard to the Aggregate Consideration Shares unless in compliance with the US Securities Act.

13.     ASSIGNMENT

        No party may assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement to any person.

14.     ANNOUNCEMENTS

        The Buyer shall prepare a release announcing the transaction contemplated hereby, and except for such press release, none of the Sellers nor the Buyer shall, without the approval of the other, make any press release or other public announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not apply to communications or disclosures necessary to comply with accounting rules, stock exchange or market rules or United States (or other relevant jurisdiction) federal securities or labour relations law disclosure obligations.

15.     COSTS

        Each party shall pay its own costs of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it including, without limitation, the fees of its legal and accounting advisers and investment bankers.

16.     FURTHER ASSURANCE

        16.1 At any time after Completion each of the Sellers shall severally (at their sole expense) do and execute, or procure to be done and executed, all necessary acts, deeds, documents and things as may be reasonably requested of each of them by the Buyer to give effect to this Agreement.

        16.2 Upon the Buyer's reasonable request from time to time following Completion, each of the Sellers shall:

               (a) provide, or procure to be provided, to the Buyer all information relating to the business and affairs of any Group Company and which is in his possession or under his control; and

               (b) give, or procure to be given, to the Buyer, its directors and agents access to any documents containing any of the information referred to in clause 16.2(a) and the Buyer may copy any of those documents.

17.     GENERAL

        17.1 No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

        17.2 The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

        17.3 The rights and remedies of the Buyer contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

        17.4 The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the remainder of this Agreement.

        17.5 This Agreement shall enure to the benefit of and be binding upon the successors in title to the parties hereto.

18.     THE SELLERS' REPRESENTATIVE

        18.1 The Sellers' Representative is hereby duly authorized by the Sellers to be their representative and, may bind the Sellers in respect of those matters in this Agreement delegated to the Seller's Representative.

        18.2 The Sellers' Representative or any successor Sellers' Representative shall have the power to substitute any Seller (with such Seller's consent) as a successor Sellers' Representative hereunder. In the event that the Sellers' Representative is unable to perform his duties hereunder and unable to substitute a successor Sellers' Representative by reason of the death or incapacity of the Sellers' Representative and no substitute Sellers' Representative has previously been appointed, a substitute Sellers' Representative shall be appointed by the Sellers holding a majority of the Shares as of the date of this Agreement.

        18.3 The Sellers' Representative shall act for the Sellers on all matters delegated to the Sellers' Representative in this Agreement in a manner the Sellers' Representative believes (in his absolute discretion) to be in the best interests of the Sellers and consistent with his obligations under this Agreement, but the Sellers' Representative shall not be responsible to the Sellers for any loss or damages the Sellers may suffer by reason of the performance by the Sellers' Representative of his duties under the Agreement, other than loss or damage arising from wilful violation of the law in the performance of his duties under this Agreement, and the Sellers (other than the Excluded Sellers) shall indemnify and keep the indemnity the Sellers' Representative accordingly.

        18.4 All actions, decisions and instructions of the Sellers' Representative taken, made or given pursuant to the authority granted to the Sellers' Representative hereunder shall be conclusive and binding upon all of the Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The parties agree that the Buyer shall be entitled to rely without enquiry on any action, decision or instruction of the Sellers' Representative made pursuant to this Agreement as being a valid action, decision or instruction of the Sellers' Representative.

19.     NOTICES

        19.1 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or by registered post, to the party due to receive the notice or communication at his address set out in this Agreement or such other address as any party may specify by notice in writing to the others. Any such notice served on the Sellers' Solicitors, or such other firm of solicitors to be located in Ireland notified by the Sellers' Representative to the Buyer, shall be deemed, for the purposes of this Agreement to be served on the Sellers.

        19.2 In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

               (a) if delivered personally, when left at the address referred to in this Agreement; and

               (b) if sent by registered post, 48 hours after posting it.

20.     GOVERNING LAW AND JURISDICTION

        20.1 This Agreement is governed by, and shall be construed in accordance with the laws of Ireland.

        20.2 Each party irrevocably agrees that the courts of Ireland shall have non-exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, each party irrevocably submits to the jurisdiction of the courts of Ireland.

        20.3   Without prejudice to any other mode of service:

               (a)    the Sellers irrevocably appoint the Sellers'
                      Solicitors or, such other solicitors as notified in writing to the Buyer by the Sellers' Representative, as agents for service of process relating to and for all matters concerning the conduct of any proceedings before the courts of Ireland in connection with this Agreement; and

               (b) each party agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

21.     ENTIRE AGREEMENT

        The parties agree that :

        21.1 This Agreement and the other documents to be entered into pursuant to it contains the entire, complete and exclusive agreement and understanding between the parties hereto relating to the transactions provided for in this Agreement and supersedes and extinguishes all previous drafts, agreements, contracts, undertakings and collateral warranties, whether written or oral, express or implied (if any) between such parties in respect of such matters;

        21.2 In entering into this Agreement, it has not relied on any oral or written representation, warranty or other assurance other than the Warranties;

        21.3 So far as permitted by law and except in the case of fraud no party hereto shall be liable, whether in contract, tort or otherwise, for any representation, warranty or assurance whether innocently or negligently made, not set out in this Agreement and each party waives all remedies which might otherwise be available to it in respect thereof.

        21.4 The parties shall not have the right to rescind or terminate this Agreement for breach of contract or for negligent or innocent misrepresentation.

22.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

[The registrant hereby agrees to furnish supplementally a copy of any of the omitted schedules to this agreement to the Commission upon request.]